EXHIBIT 99.1
                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made and entered into as of the 18th day of June, 2002, by and between RUBY MINING COMPANY, a Colorado corporation ("Ruby") and Brian D. Corday ("Consultant").

     WHEREAS, Consultant has extensive knowledge and experience in the structure, management and operation of public companies; business planning and the implementation of business plans; identifying and negotiating with prospective business partners and directors, officers, consultants and employees; business dealings with foreign entities; and conducting business in foreign jurisdictions;

     WHEREAS, Ruby desires to have Consultant provide consulting services to and for it and Consultant desires to so provide such services;

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto covenant and agree as follows:

     1. For a period of six months, beginning on June 18, 2002 (the "Consulting Period"), Consultant shall serve as a consultant and advisor to Ruby on matters relating to the structure, management, and operation of Ruby and its subsidiaries; the identification and negotiation of agreements with prospective joint venture and strategic alliance partners, both foreign and domestic; the securing of new rescue and recovery permits, both foreign and domestic; the preparation and implementation of business plans; the identification and securing of agreements with prospective officers, directors, consultants, and employees; and the establishment of offices and operations in foreign jurisdictions.

     2. During the Consulting period, Ruby shall be entitled to Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, Ruby's Chairman and Chief Executive Officer, Herbert C. Leeming. It is understood that the Consultants services are not exclusive to Ruby Mining Company.

     3. Consultant's services shall be rendered from his office or home, or, at Ruby's request, from Ruby's executive offices. Reasonable travel and living and other expenses necessarily incurred by Consultant to render services at locations other than his office or home or from Ruby's offices, shall be reimbursed by Ruby promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses.

     4. Consultant shall have no authority to bind Ruby by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of Ruby. Consultant shall not incur any liability on behalf of Ruby or in any way represent or bind Ruby in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other. Ruby shall indemnify and hold Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

     5. In consideration of Consultant's entering into this Agreement, Ruby has agreed to issue to Consultant on or before June 20, 2002, 1,000,000 shares of Ruby's Common Stock (the "Shares") with an agreed value equal to the closing bid price of Ruby's Common Stock on June 18, 2002 and a warrant to purchase 500,000 shares of Ruby's Common Stock (the "Warrant Shares"), with an exercise price equal to said agreed value.

     6. Ruby agrees to file an S-8 Registration Statement on or before June 20, 2002 to register the Shares and the Warrant Shares for sale, at Ruby's sole expense. If the S-8 filing is not effective, Ruby will, within 7 days, file an appropriate registration statement in lieu thereof, at Ruby's expense. Ruby will provide any legal opinions required to effectuate the registration of the Shares and the Warrant Shares. Ruby agrees to deliver the Shares free via DTC to a brokerage account established in the name of Consultant by the Consultant or deliver to Consultant a certificate for the proper number of Shares without a restrictive legend, as requested by Consultant. In addition, if the S-8 filing is deemed non-effective for any reason, Ruby shall pay to Consultant $20,000 per month, with each such payment due on the 15th day of each month throughout the term of this Agreement. Any such payments received by Consultant will reduce pro rata the number of Shares due to Consultant at such time as the S-8 filing or any subsequent fillings shall be approved.

     7. Consultant understands and agrees that he is an independent contractor rather than an employee or agent of Ruby.

     8. Consultant shall be responsible for withholding, paying and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that Ruby will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, worker's compensation or disability insurance.

     9. Consultant agrees that he will not, without Ruby's prior consent, disclose to anyone, any trade secrets of Ruby or any confidential, non-public information relating to Ruby's business, operations or prospects.

     10. It is understood and agreed that the services of Consultant are unique and personal in nature and neither Consultant nor Ruby shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity, without the other's written consent.

     11. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The undersigned signatories signing for Ruby have full authority to execute this Agreement on behalf of Ruby and thus to legally bind Ruby to all of the terms hereof.

     IN WITNESS WHEROF, this Agreement has been executed as of the 18th day of June, 2002.



                            [SIGNATURE PAGE FOLLOWS]

                                          /s/   Brian D. Corday
                                       -----------------------------------------
                                       Brian D. Corday


                                       RUBY MINING COMPANY

                                       By:    /s/   Herbert C. Leeming
                                            ------------------------------------
                                             Herbert C. Leeming, CEO


                                       By:    /s/  Murray D. Bradley, Jr.
                                            ------------------------------------
                                             Murray D. Bradley, Jr., Secretary